VIA EDGAR

October 24, 2022

Division of Corporation Finance

Office of Technology

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: KWESST Micro Systems Inc. (CIK 0001889823)

 Registration Statement on Form F-1 (File No. 333-266897)

 Representation Pursuant to Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

KWESST Micro Systems Inc., a foreign private issuer incorporated under the laws of British Columbia  (the "Company"), has included in this Registration on Form F-1 (the "Registration Statement") audited consolidated statements of financial position of the Company as at September 30, 2021, 2020 and December 31, 2019, and the consolidated statements of net loss and comprehensive loss, consolidated statements of changes in shareholder's equity and cash flows for the periods then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and unaudited condensed consolidated interim financial statements of the Company for the three and nine months ended June 30, 2022 and 2021, together with the notes thereto. The Company has submitted this letter via EDGAR to the United States Securities and Exchange Commission (the "Commission") as Exhibit 99.1 to the Registration Statement.

Item 8.A.4 of Form 20-F requires that in the case of a company's initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F (the "Instruction"), which provides that "[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship."

Pursuant to the Instruction, the Company hereby represents to the Commission that:

(i) the Company is not required by any jurisdiction outside the United States, including Canada, to comply with a requirement to issue audited financial statements not older than 12 months after the Company's fiscal year-end;

(ii) full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

(iii) the Company does not anticipate that its audited financial statements for the fiscal year ended September 30, 2022 will be available until approximately December 16, 2022; and

(iv) in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company's initial public offering.

Sincerely,

KWESST Micro Systems Inc.

By:	/s/ Steve Archambault
Steve Archambault

Chief Financial Officer